                                                                      EXHIBIT 12

                         HOECHST CELANESE CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (IN MILLIONS, EXCEPT RATIOS)

                                                                                             YEARS ENDED DECEMBER 31,
                                                                                  -------------------------------------------------
                                                                                   1995       1994       1993      1992     1991(a)
                                                                                  -------   --------  --------  --------  ---------
Earnings as defined in the Rules and Definitions specified in Regulation S-K,
Section 229.503:
  Earnings (loss) from operations before income taxes(b)........................    $698      $(101)     $292      $310      $385

  Add--
  Fixed charges as computed on bottom half of table.............................     136        139       119       124       136
  Amortization of capitalized interest..........................................      13         11        14        13        14
  Affiliate dividends...........................................................       4          8         2         9        15

  Deduct--
  Affiliate income..............................................................     (15)        (9)       (9)      (17)      (22)
  Majority-owned preferred stock dividend requirement...........................       -          -         -        (1)       (1)
  Capitalized interest..........................................................     (17)       (15)      (20)      (13)      (10)
                                                                                    ----      -----      ----      ----      ----
  Earnings as defined...........................................................    $819      $  33      $398      $425      $517
                                                                                    ====      =====      ====      ====      ====
Fixed charges as defined in the Rules and Definitions specified in Regulation
S-K, Section 229.503:
  Interest and debt expense.....................................................    $107      $ 109      $ 75      $ 80      $ 94
  Capitalized interest..........................................................      17         15        20        13        10
  Interest factor of rentals(c).................................................      10         13        24        22        23
  Interest on obligations under capital leases..................................       -          -         -         8         8
  Majority-owned preferred stock dividend requirement...........................       -          -         -         1         1
  Discount or premium of indebtedness (expenses or capitalized).................       2          2         -         -         -
                                                                                    ----      -----      ----      ----      ----
  Fixed charges as defined......................................................    $136      $ 139      $119      $124      $136
                                                                                    ====      =====      ====      ====      ====
Ratio of earnings of fixed charges..............................................     6.0        *         3.3       3.4       3.8
                                                                                    ====      =====      ====      ====      ====

-------------------
 * Calculation of the ratio results in an amount that is less than one. The amount of the net earnings deficiency for the year ended December 31, 1994 was $186 which includes a special charge of $532 associated primarily with product liability reserves, restructuring costs, asset write-downs and compliance with environmental regulations. Excluding these charges, the Ratio of Earnings to Fixed Charges would have been 4.1.

(a) Effective 1/1/91, the Company consolidated Grupo Celanese S.A. in its financial statements. Prior to 1991, the Company accounted for Grupo Celanese S.A. under the equity method which was included with "Investments in affiliates."

(b) Excludes reduction for minority interests and cumulative effect of accounting change.

(c) Represents one-third of rent expense, which is deemed to be representative of the interest factor of operating leases.